                                  EXHIBIT 12.1
                                  ------------

                            BREED TECHNOLOGIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT FOR RATIOS)

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
                                             Fiscal Years Ended June 30,
                                    --------------------------------------------
                                      1994    1995     1996     1997      1998
                                    -------  ------   ------   ------   --------
Earnings Computation
   Pre-tax earnings (losses) from
       continuing operations......    $73.0   $110.1   $ 98.3   $29.6    $(408.8)
   Add: Fixed charges.............      1.4      1.2      3.0    29.4       89.4
   Subtract: Capitalized Interest.       --       --       --    (0.1)      (0.1)
                                      -----   ------   ------   -----    -------

Total Earnings as Adjusted........    $74.4   $111.3   $101.3   $59.0    $(319.5)
                                      =====   ======   ======   =====    =======

Fixed Charges Computation
   Interest expensed..............    $ 1.1   $  0.8   $  2.7   $26.8    $  68.9
   Capitalized interest...........       --       --       --     0.1        0.1
   Amortization of deferred
     financing costs..............       --       --       --     0.7       16.8
   Estimated interest factor
     on operating leases..........     0.3      0.4      0.3     1.8         3.6
                                     -----   ------   ------   -----     -------
Total Fixed Charges...............    $ 1.4   $  1.2   $  3.0   $29.4    $  89.4
                                      =====   ======   ======   =====    =======
Ratio of earnings to
   fixed charges..................     53.1     92.7     33.8     2.0        (--)
                                      =====   ======   ======   =====    =======

Insufficiency of earnings to
   cover fixed charges............                                       $(408.9)
                                                                         =======
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